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                                                                    EXHIBIT 99.1


                                [STORMEDIA LOGO]


FOR IMMEDIATE RELEASE                         For Further Information Contact:
                                              Henry Lo, Treasurer (408) 327-8281
                                              STORMEDIA INCORPORATED

                 STORMEDIA COMPLETES ITS ACQUISITION OF AKASHIC

SANTA CLARA, CA,--(PR NEWSWIRE)--January 5, 1998 -- StorMedia Incorporated (NASDAQ/NMS: STMD) announced that effective December 31, 1997 it has completed its acquisition of Akashic Memories Corporation, a subsidiary of Kubota Corporation. To effect the acquisition, StorMedia paid $10 million cash and issued 2,000,000 shares of its Class A Common Stock in exchange for the stock of Akashic and certain patents and applications pending of Kubota. The assets include two Akashic media facilities and a substrate facility in California and a new substrate plant in Malaysia.

The acquisition was accounted for as a purchase, and, accordingly, the purchase price was allocated based upon fair values of assets acquired and liabilities assumed as of December 31, 1997. The cost of the acquired plant and equipment was reduced by the excess of the fair value of the net assets acquired over the purchase price.

This acquisition provides StorMedia with not only Akashic's unique substrate resources and expertise but also broadens its customer base while allowing for potential economies of scale and further efficiencies from combined operations. The Company believes that the drive industry today demands bigger players with broader expertise to satisfy customer requirements. This acquisition provides StorMedia with those key elements along with a patent portfolio of over 100 patents issued and applications pending.

The statements in this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Such risks include among others: dependence on a limited number of customers; rapid changes in customer and product mix; reduction in orders from existing customers; limited number of potential customers; variability in gross margins and operating results; risk of excess industry capacity; intensely competitive industry; rapid technological change; and dependence on suppliers. Further risks are described in the Company's Form 10-K and Form 10-Q, filed with the Securities and Exchange Commission on March 25, 1997 and November 10, 1997, respectively, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ABOUT STORMEDIA:
StorMedia is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers, network servers and workstations. The company designs, develops, manufactures and sells disks in 2 1/2 and 3 1/2 inch sizes. Within each size, the company provides a range of coercivities (magnetics), fly heights and disk thicknesses to meet distinct customer specifications.